Exhibit 16.1


November 7, 2003



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C. 20549



Re: Options Talent Group (f/k/a Trans Continental Entertainment Group, Inc.) File No. 0-22382


Dear Sir or Madam:

We have read Item 4 of the Form 8-K of Options Talent Group (f/k/a Trans Continental Entertainment Group, Inc.) dated November 7, 2003, and agree with the statements concerning our Firm contained therein.

Very truly yours,



GRANT THORNTON LLP